NutraMax Products, Inc.
                                9 Blackburn Drive
                         Gloucester, Massachusetts 01930

                        Powers Pharmaceutical Corporation
                                170 Oak Hill Way
                          Brockton, Massachusetts 02401

                        Optopics Laboratories Corporation
                                 32 Main Street
                            Fairton, New Jersey 08320



                                                 February 29, 1996

State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts 02110

         Re: Amendment No. 2 to Revolving Credit, Term Loan and Security
             Agreement and Trademark Assignment Agreement ("Amendment")

Gentlemen:

         We refer to the Revolving Credit, Term Loan and Security Agreement made the 30th day of December, 1994, as amended by the Amendment dated November 30, 1995, (as amended, the "Loan Agreement") by and among NutraMax Products, Inc., a Delaware corporation having its principal place of business at 9 Blackburn Drive, Gloucester, Massachusetts 01930 ("NutraMax"), Powers Pharmaceutical Corporation, a Delaware corporation having its principal place of business at 170 Oak Hill Way, Brockton, Massachusetts 02401 ("Powers"), Optopics Laboratories Corporation, a Delaware corporation having its principal place of business at 32 Main Street, Fairton, New Jersey 08320 ("Optopics"; NutraMax, Powers and Optopics are referred to hereinafter individually as a "Borrower" and collectively, and jointly and severally, as the "Borrowers"), and State Street Bank and Trust Company, a Massachusetts trust company having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank"). We also refer to the Trademark Assignment Agreement dated December 6, 1993 by and between NutraMax and the Bank (the "Trademark Assignment"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement.

         We have requested that you make certain amendments to the Loan Agreement and you have advised us that you are willing to make the amendments requested by us on the condition that we join with you in this Amendment.

         Accordingly, in consideration of these premises, the promises, mutual covenants and agreements contained in this Amendment, and fully intending to be legally bound by this Amendment, we hereby agree with you as follows:


                                    ARTICLE I

                          AMENDMENTS TO LOAN AGREEMENT

         The Loan Agreement is hereby amended in each of the following respects:

         1.1      Article I of the Loan Agreement is amended as follows:

                  (a) The following definitions are hereby inserted as Sections 1.00(a) through 1.00(e) immediately preceding the definition of "Adjusted Libor" in Section 1.01:

                  1.00(a) "Acquisition Loan" shall mean the secured one-year term loan of an amount up to $2,750,000 for the purposes of acquiring certain assets of the Hospital Specialty Company Division of The Tranzonic Companies, pursuant to Section 3.04 hereof.

                  1.00(b) "Acquisition Loan Availability Period" shall mean that period commencing with the date of that certain Amendment No. 2 to Revolving Credit, Term Loan and Security Agreement dated February 29, 1996 and ending on March 7, 1996.

                  1.00(c) "Acquisition Loan Expiration Date" shall mean February 28, 1997.

                  1.00(d) "Acquisition Loan Funding" shall mean any sum of money loaned by the Bank to the Borrower pursuant to Section 3.04 hereof.

                  1.00(e) "Acquisition Loan Interest Payment Date" shall mean the first day of each month commencing the first day of April, 1996, through the Acquisition Loan Expiration Date.

                  (b) The definition of "Financing Agreements" in Section 1.23 is hereby amended to read in its entirety as follows:

                  "Financing Agreements" shall mean this Agreement and any and all amendments hereto including, without limitation, that certain Amendment dated November 30, 1995 and that certain Amendment No. 2 to Revolving Credit, Term Loan and Security Agreement dated February 29, 1996, and all documents including, without limitation, collateral documents, letter of credit agreements, notes, acceptance credit agreements, security agreements, pledges, guaranties, mortgages, title insurance, assignments, and subordination agreements required to be executed by Borrower or any Third Party in connection with the loan arrangements between the Borrower and Bank.

                  (c) The definition of "Interest Period" in Section 1.28 is hereby amended to read in its entirety as follows:

                  "Interest Period" shall mean:

                           (a) with respect to each Libor Loan, a period
                               commencing on the Borrowing Date of such Advance, and ending one, two or three months thereafter, as the case may be, as determined in accordance with the provisions of this Agreement provided that (i) any Interest Period which would otherwise end on a day which is not a Banking Day, shall end and the next Interest Period shall commence on the next preceding or the next succeeding day which is a Banking Day as determined in good faith by the Bank in accordance with the then current bank practices in the relevant Interbank Market, and (ii) no Interest Period for a Libor Loan shall end after the Expiration Date; and

                           (b) with respect to the Prime Rate Loan(s), a period
                               commencing on the Borrowing Date of an Advance or Acquisition Loan Funding, as the case may be, and ending on the date of repayment of such Advance or Acquisition Loan Funding; and

                           (c) with respect to each Libor Election, a period
                               commencing on the Election Date, and ending one, two or three months thereafter, as the case may be, as determined in accordance with the provisions of this Agreement provided that (i) any Interest Period which would otherwise end on a day which is not a Banking Day, shall end and the next Interest Period shall commence on the next preceding or the next succeeding day which is a Banking Day as determined in good faith by the Bank in accordance with the then current bank practices in the relevant Interbank Market, and
                               (ii) no Interest Period for a Libor Election shall end after the maturity date of the applicable Term Loan or Acquisition Loan, as the case may be.

                  (d) The definition of "Libor Election" in Section 1.31 is hereby amended to read in its entirety, as follows:

                  "Libor Election" shall mean a request by the Borrower, in accordance with Section 4.02 of this Agreement, to calculate interest on the outstanding principal balance of all or a portion of the Term Loans and Acquisition Loans at a fixed rate equal to Adjusted Libor plus two and one-quarter percent (2 1/4%) per annum.

                  (e) The definition of "Libor Loan(s)" in Section 1.32 is hereby amended to read in its entirety, as follows:

                  "Libor Loan(s)" shall mean, when used in the singular, any Advance or Acquisition Loan Funding on which the interest rate is calculated by reference to Libor and, when used in the plural, shall mean all such Advances or Acquisition Loan Fundings.

                  (f) The definition of "Prime Rate Loan(s)" in Section 1.40 is hereby amended to read in its entirety, as follows:

                  "Prime Rate Loan(s)" shall mean, when used in the singular, any Advance or Acquisition Loan Funding on which the interest rate is calculated by reference to the Prime Rate and, when used in the plural, shall mean all such Advances or Acquisition Loan Fundings.

                  (g) The definition of "Obligations" in Section 1.36 is hereby amended by adding the following new sentence at the end of the paragraph, as follows:

                  Without limiting the generality of the foregoing, "Obligations" shall include the obligations of the Borrower under the Secured Acquisition Promissory Note dated February 29, 1996 made by the Borrowers in favor of the Bank.

         1.2      Article III is hereby renamed "TERM LOANS AND ACQUISITION
                  LOANS".

         1.3      The following new Section 3.04 is hereby added as follows:

                           3.04 The Bank shall make the Acquisition Loan to the
                  Borrower which shall bear interest and be payable in accordance with the terms and conditions of a Secured Acquisition Promissory Note in the form of "Exhibit E-1" attached hereto and made a part hereof, and as set forth herein. Subject to and upon the terms and conditions of this Agreement, during the Acquisition Loan Availability Period, at the request of the Borrower, as more particularly described in
                  Section 4.02 hereof, the Bank will provide Acquisition Loan Funding to the Borrower in the form of Prime Rate Loans or pursuant to a Libor Election, provided, however, that no Acquisition Loan Funding will be made: (i) after the Acquisition Loan Availability Period; or (ii) if a Default exists. The total amount of outstanding principal on all Acquisition Loans and all accrued and unpaid interest thereon shall be due and payable on the Acquisition Loan Expiration Date. Any Acquisition Loan not made pursuant to a Libor Election shall be deemed a Prime Rate Loan.

         1.4 Sections 3.04, 3.05, 3.06 and 3.07 are hereby renumbered as Sections 3.05, 3.06, 3.07 and 3.08, respectively. All references in the Loan Agreement to such Sections shall be deemed to be made to such Sections as so renumbered.

         1.5      Section 4.02 is hereby replaced in its entirety as follows:

                  4.02 Bank shall not be required to honor a Libor Election unless Bank receives from the Borrower a request for such Libor Election (herein a "Notice of Election"), which request complies with the requirements of this Section 4.02. Each Notice of Election shall designate (a) the Election Date for the requested Libor Election, (b) the amount of the Libor Election, which amount shall be no less than (i) One Million Dollars and no more than the then outstanding principal balance of the applicable Term Loan or (ii) Fifty Thousand Dollars and no more than the then outstanding principal balance of the applicable Acquisition Loan, minus the amount of any installments of principal which will become due thereunder during the Interest Period; and (c) the Interest Period. Each Notice of Election must be received by Bank not less than two Banking Days prior to the Election Date. A Notice of Election may be transmitted by telephone, telecopier, telex, cable or mail. If a Notice of Election is transmitted by telephone, telecopier, telex or cable, the Borrower shall immediately mail to Bank a written confirmation thereof.

         1.6      Section 4.05 is hereby replaced in its entirety as follows:

                  4.05 All net proceeds of each Advance or Acquisition Loan Funding shall be credited to any demand deposit account maintained by the Borrower or any Affiliate with Bank, the specified amount and account to be designated by the Borrower in the Notice of Borrowing or Notice of Election, as the case may be, issued with respect to such Advance or Acquisition Loan Funding.

         1.7      Section 5.01 is hereby replaced in its entirety as follows:

                  5.01(a) With respect to Advances, prior to the Expiration Date, the Borrower shall pay interest on the unpaid principal balance of each Prime Rate Loan from the Borrowing Date for such Advance at a variable per annum rate equal to the Prime Rate in effect from time to time. Interest accrued under this Section 5.01(a) shall be paid monthly in arrears on each Interest Payment Date.

                  5.01(b) With respect to Acquisition Loan Fundings, prior to the Acquisition Loan Expiration Date, the Borrower shall pay interest on the unpaid principal balance of each Prime Rate Loan from the Borrowing Date for such Acquisition Loan Funding at a variable per annum rate equal to the Prime Rate in effect from time to time plus one-half percent (1/2%). Interest accrued under this Section 5.01(b) shall be paid monthly in arrears on each Acquisition Loan Interest Payment Date.

         1.8      Section 5.02 is hereby replaced in its entirety as follows:

                  5.02(a) With respect to Advances, the Borrower shall pay interest on the aggregate unpaid principal balance of each Libor Loan from the Borrowing Date for such Advance through and including the Maturity Date chosen by the Borrower with respect to such Advance at a per annum rate equal to the aggregate of the Adjusted Libor plus Margin, and shall pay all interest accrued but unpaid under this
         Section 5.02(a) on such Maturity Date.

                  5.02(b) With respect to Acquisition Loan Fundings, the Borrower shall pay interest on the aggregate unpaid principal balance of each Libor Loan from the Borrowing Date for such Acquisition Loan Funding through and including the Maturity Date chosen by the Borrower with respect to such Acquisition Loan Funding at a per annum rate equal to the aggregate of the Adjusted Libor plus two and one-quarter percent (2 1/4%) per annum, and shall pay all interest accrued but unpaid under this Section 5.02(b) on such Maturity Date.

         1.9      Section 5.03 is hereby replaced in its entirety as follows:

                  5.03(a) With respect to Advances, if a Libor Loan is not repaid in full on its Maturity Date, then such Advance shall bear interest at the rate described in Section 5.01(a) from and after such Maturity Date through the Expiration Date and thereafter, at the option of the Bank, as set forth in Sections 5.01(a) and 5.04 until paid in full.

                  5.03(b) With respect to Acquisition Loan Funding, if a Libor Loan is not repaid in full on its Maturity Date, then such Acquisition Loan Funding shall bear interest at the rate described in Section 5.01(b) from and after such Maturity Date through the Acquisition Loan Expiration Date and thereafter, at the option of the Bank, as set forth in Sections 5.01(b) and 5.04 until paid in full.

         1.10     Section 5.04 is hereby replaced in its entirety as follows:

                  5.04 From and after the occurrence of an Event of Default, at the option of the Bank: (a) with respect to Advances and Term Loans,
         (i) all Prime Rate Loans shall bear interest at a variable per annum rate equal to the aggregate of the Prime Rate in effect from time to time plus two and one-half (2 1/2%) percent until paid in full; and
         (ii) each Libor Loan shall bear interest at the rate established therefor pursuant to Section 5.02(a) until such Advance's Maturity Date, and thereafter at the rate set forth in clause (a)(i) of this
         Section 5.04 until paid in full; and (b) with respect to Acquisition Loans, (i) all Prime Rate Loans shall bear interest at a variable per annum rate equal to the aggregate of the Prime Rate in effect from time to time plus three (3%) percent until paid in full; and (ii) each Libor Loan shall bear interest at the rate established therefor pursuant to
         Section 5.02(b) until such Acquisition Loan Fundings' Maturity Date, and thereafter at the rate set forth in clause (b)(i) of this Section
         5.04 until paid in full.

         1.11     Section 6.08 is hereby replaced in its entirety as follows:

                           6.08 If, due to payments made by the Borrower
                  pursuant to this Agreement or due to the acceleration of the maturity of the Revolving Loan, the Term Loans or the Acquisition Loans pursuant to Article XIII hereof or due to any other reason, including, without limitation, by reason of a payment made pursuant to Sections 6.07 or 2.04 of this Agreement, Bank receives payments of principal of any Libor Loan or Libor Election prior to the Maturity Date thereof, the Borrower shall, upon demand by the Bank, pay to Bank any amounts required to compensate Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund or maintain such Libor Loan or Libor Election,

         1.12 Section 7.01 is hereby amended by inserting the following paragraph at the end of Section 7.01 immediately preceding Section 7.02, as follows:

                  Without limiting in any way the generality of the foregoing, the above property shall include all of such property acquired by NutraMax from The Tranzonic Companies pursuant to a certain Agreement dated February 29, 1996 between NutraMax, as buyer, and The Tranzonic Companies, as seller.

         1.13     The following new Section 10.15 is hereby added as follows:

                           10.15 Borrower will not at any time use any of the
                  proceeds of the Acquisition Loan for any purpose other than for the acquisition of the certain assets from The Tranzonic Companies pursuant to a certain Agreement dated February 29, 1996 between NutraMax, as buyer, and The Tranzonic Companies, as seller.

         1.14 Section 15.02(e) is hereby replaced in its entirety as follows:

                  (e)      If intended for Bank, to:

                           State Street Bank and Trust Company
                           225 Franklin Street, Second Floor
                           Boston, MA 02110
                           Attn:  William F. Zola, Vice President
                           Telecopier No.:  (617) 654-4176
                           with copies to:

                           Peter S. Johnson, Esq.
                           Gadsby & Hannah
                           125 Summer Street
                           Boston, MA 02110
                           Telecopier No.:  (617) 345-7050


                                   ARTICLE II

                  AMENDMENTS TO TRADEMARK ASSIGNMENT AGREEMENT

         2.1 The introductory paragraph of the Trademark Assignment is hereby amended by adding the following new sentence at the end of the introductory paragraph immediately preceding the second grammatical paragraph, as follows:

                  Without limiting the generality of the foregoing, "Obligations" shall include the obligations of the Borrower under the Secured Acquisition Promissory Note dated February 29, 1996 made by the Borrowers in favor of the Bank.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         The Borrowers hereby jointly and severally represent and warrant to you as follows:

         3.1 Representations in Financing Agreements. Each of the representations and warranties made by or on behalf of any Borrower to you in any of the Financing Agreements, as amended by this Amendment, was true and correct when made and is true and correct on and as of the date hereof with the same full force and effect as if each of such representations and warranties had been made by such Borrower on the date hereof and in this Amendment.

         3.2 Events of Default. No Event of Default exists on the date hereof (after giving effect to all of the arrangements and transactions contemplated by this Amendment). No condition exists on the date hereof which would, with notice or the lapse of time, or both, constitute an Event of Default.

         3.3      Binding Effect of Documents.

         (a) This Amendment has been duly executed and delivered to you by the Borrowers and is in full force and effect as of the date hereof, and the agreements and obligations of the Borrowers contained herein constitute legal, valid and binding obligations of the Borrowers enforceable against the Borrowers in accordance with their respective terms.

         (b) The obligations of the Borrowers to repay you all of the unpaid principal of each of the Revolving Loans and each of the Term Loans made pursuant to the Loan Agreement, to pay you all of the unpaid interest accrued or to accrue thereon, and to pay you all of the other obligations of the Borrowers are and will continue to be entitled to all of the benefits of and to all of the security created by the Loan Agreement and the other Financing Agreements.


                                   ARTICLE IV

                        PROVISIONS OF GENERAL APPLICATION

         4.1 No Other Changes. Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Loan Agreement and each of the other Financing Agreements remain unaltered. The Loan Agreement and this Amendment shall be read and construed as one agreement.

         4.2 Governing Law. This Amendment is intended to take effect as a sealed instrument and shall be deemed to be a contract under the laws of The Commonwealth of Massachusetts. This Amendment and the rights and obligations of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of The Commonwealth of Massachusetts.

         4.3 Binding Effect; Assignment. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors in title and assigns.

         4.4 Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

         4.5 Conflict with Other Agreements. If any of the terms of this Amendment shall conflict in any respect with any of the terms of any of the Financing Agreements, the terms of this Amendment shall be controlling.

         4.6 Acknowledgment by Borrowers. Each of NutraMax, Powers and Optopics jointly and severally acknowledge that the Bank would not have entered into this Amendment (and, without limiting the generality of the foregoing, would not have made the Acquisition Loan) unless all of the Borrowers agreed to be and continue to be, Borrowers on a joint and several basis, and that the Bank would not have entered into any such arrangements with any individual Borrower alone.

         4.7 Conditions Precedent. This Amendment shall become effective as of the date hereof, but only if the Bank shall have received each of the following agreements and documents in form and substance satisfactory to the Bank and duly executed and delivered by the parties thereto:

                  (a) this Amendment;

                  (b) the Secured Acquisition Promissory Note evidencing the Acquisition Loan;

                  (c) certification from the appropriate public officials of the state of incorporation of each Borrower evidencing the legal existence and tax good standing of such Borrower as of the most recent practicable date;

                  (d) a certificate of the Secretary or Clerk of each Borrower as to authorizing resolutions, incumbency of officers, by-laws, specimen signatures, accuracy of representations and warranties, and absence of Defaults or Events of Default;

                  (e) a favorable legal opinion addressed to the Bank from counsel to the Borrowers, in substantially the form of opinion delivered in connection with the closing of the Loan Agreement;

                  (f) UCC-1 Financing Statements to be filed with the Secretary of State of Ohio and the Clerk of Pepper Pike, Ohio;

                  (g) copies of all executed documents evidencing the acquisition of the assets from The Tranzonic Companies;

                  (h) if trademarks have been acquired from the Tranzonic Companies, a Trademark Assignment Agreement with respect to such trademarks; and

                  (i) payment of all outstanding fees and disbursements of Messrs. Gadsby & Hannah, counsel to the Bank, relating to this Amendment or the transactions contemplated hereunder.

         4.8 Section Headings. Article titles and Section headings are for reference only and shall have no substantive effect. Without limiting the generality of the foregoing, Sections 3.05, 3.06, 3.07, 3.08 (formerly Sections 3.04, 3.05, 3.06 and 3.07), 4.03, 4.04, 5.06 and 5.07 shall, to the extent applicable, pertain to and govern the Acquisition Loans.

            [The remainder of this page is intentionally left blank.]

         If you are in agreement with the foregoing, please sign below and return this Amendment to the undersigned, whereupon this Amendment, as so accepted by you, shall become a binding agreement among you and the undersigned.

                                    Very truly yours,

                                    THE BORROWERS:

                                    NUTRAMAX PRODUCTS, INC.


                                    By:_____________________________________
                                       Robert F. Burns, Chief Financial Officer

                                    POWERS PHARMACEUTICAL CORPORATION


                                    By:_____________________________________
                                       Robert F. Burns, Chief Financial Officer


                                    OPTOPICS LABORATORIES CORPORATION


                                    By:_____________________________________
                                       Robert F. Burns, Chief Financial Officer


         The foregoing Amendment and each and every part thereof is hereby accepted by the undersigned effective as of February 29, 1996.

                                    THE BANK:

                                    STATE STREET BANK AND TRUST
                                    COMPANY


                                    By:_____________________________________
                                       William F. Zola, Vice President